Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-1 of Dragon Victory International Limited of our report dated August 19, 2016 with respect to the consolidated financial statements of Dragon Victory International Limited for the period from October 4, 2014 to March 31, 2015 and the year ended March 31, 2016.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
August 19, 2016	Certified Public Accountants